Exhibit 99.1

Company Contacts:	Investor Contacts:
Tom Chesterman Tel: 510.601.2000 investor@bionovo.com	Joe Diaz, Robert Blum Joe Dorame Lytham Partners, LLC Tel: 602.889.9700
bnvi@lythampartners.com

Bionovo Announces Closing of Follow-on

Offering of Common Stock and Warrants

EMERYVILLE, Calif. – February 2, 2011 — Bionovo, Inc. (NASDAQ: BNVI), a pharmaceutical company focused on the discovery and development of safe and effective treatments for women’s health and cancer, today announced the closing of its previously announced underwritten public offering of 30,031,200 units at a price per unit of $1.00. Each unit consists of one share of common stock and a warrant to purchase one half of one share of Bionovo common stock at an exercise price of $1.30 per share. The warrants may be exercised at any time after the date of the closing and will expire after five years.

The net proceeds to the company from the sale of units in the offering, after deducting underwriting discounts and commissions and anticipated expenses of the offering, are expected to be $27.8 million. The financing was led by Roths-Invest Asset Management AG, from the Nathan Rothschild Group, Zurich, Switzerland. “Bionovo’s approach to drug development is novel and promising,” said Jan Sommerhalder, Head of Investments at Roths-Invest. “Menerba, as a targeted botanical drug, has the potential to address a large unmet medical need, providing menopausal women with a proven natural therapy that they have long awaited.”

Bionovo expects to use the net proceeds from this offering to advance its lead drug candidate for postmenopausal vasomotor symptoms, Menerba, into Phase 3 clinical trials, and for general corporate purposes.

Dr. Isaac Cohen, chairman and chief executive officer of Bionovo, Inc. commented, “Having positive data to date, regulatory clarity, and now sufficient funding, we can confidently proceed in advancing Menerba into Phase 3 clinical trials. We believe Menerba has the ability to be an important new treatment approach for millions of women suffering from menopausal issues.”

Cowen and Company, LLC, acted as the sole bookrunner for the transaction. Lifetech Capital (a division of Aurora Capital) acted as an advisor on the transaction.

These securities were offered and sold pursuant to a registration statement (File No. 333-171208) that was declared effective by the Securities and Exchange Commission on January 28, 2011. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer of these securities will be solely by means of a prospectus included in the registration and any prospectus supplement that may be issued with respect to such offering. You may obtain copies of the final prospectus relating to the offering for free by visiting EDGAR on the SEC’s website, at www.sec.gov. Alternatively, copies of the prospectus may be obtained from the offices of Cowen and Company, LLC (c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department (631) 254-7106).

About Menerba

Menerba is an oral botanical drug candidate designed for the safe, effective treatment of vasomotor symptoms (hot flashes) associated with menopause. Menerba is an estrogen receptor beta (ER-b) selective drug, developed as an alternative to the products currently on the market which have been shown to increase the risk for breast and uterine cancers. It has been shown that the increased risk of breast and uterine cancers is associated with activation of estrogen receptor alpha (ER-a) and that activation of estrogen receptor beta (ER-b) blocks the growth promoting effects on breast cancer cells. The active ingredients in Menerba are derived from botanicals with centuries of recorded safe, effective use in traditional Chinese medicine (TCM). Bionovo recognizes the opportunity to commercialize a product that would be as effective as hormone therapy, without the health risks. Menerba has completed a Phase 2 trial with positive results for efficacy and has been evaluated by an independent Data and Safety Monitoring Board and passed through a standard two-round examination for safety. Menerba also has been shown in animal studies to prevent the proliferation of breast cancer and to have a beneficial effect on osteoporosis, though this has not yet been studied in humans.

About Bionovo, Inc.

Bionovo, Inc. is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women’s health and cancer, markets with significant unmet needs and billions in potential annual revenue. The Company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, “BNVI”. For more information about Bionovo and its programs, visit: http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.